UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT,
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report October 19, 2015

TRINITY CAPITAL CORPORATION
(Exact name of Registrant as specified in its charter)

New Mexico
(State or other jurisdiction of incorporation)

000-50266	85-0242376
(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Trinity Drive, Los Alamos, New Mexico	87544
(Address of principal executive offices)	(Zip Code)

(505) 662-5171
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 19, 2015, the Board of Directors ("Board") of Trinity Capital Corporation's ("Trinity") subsidiary, Los Alamos National Bank ("LANB") appointed Daniel Thompson as Chief Financial Officer effective immediately.

Prior to joining LANB, Mr. Thompson, 64, served as Executive Vice President and Regional Chief Financial Officer of Hanmi Bank in Garland, Texas from 2014 to 2015 and as Executive Vice President and Chief Financial Officer of United Central Bank in Garland, Texas from 2012 until 2014 when it was acquired by Hanmi Bank.  From 2010 to 2012, Mr. Thompson served as Executive Vice President and Chief Financial Officer for Providence Bank in Jefferson City, Missouri. From 2007 to 2010, Mr. Thompson was Senior Vice-President and Corporate Treasurer of Premier Bank in Jefferson City, Missouri, which was acquired by Providence Bank in October of 2010. Mr. Thompson has over 20 years of banking experience and holds a license as a Certified Public Accountant in Texas.  Mr. Thompson received his Bachelors of Business Administration degree from the University of Oklahoma.

Mr. Thompson does not have a direct or indirect material interest in any transaction with Trinity or LANB required to be disclosed pursuant to item 404(a) of Regulation S-K.  Mr. Thompson is not related to any other director or executive officer of Trinity or LANB.

On October 19, 2015, the Board of Directors of LANB approved the entry into a two-year employment agreement with Daniel W. Thompson, Chief Financial Officer of LANB, dated October 19, 2015 (the "Employment Agreement").  Under the terms of the Employment Agreement, Mr. Thompson's annual cash base salary as Chief Financial Officer of LANB will be $262,500, and he will participate in the benefit plans currently available to LANB employees.  Mr. Thompson is eligible to receive cash and stock incentives at the discretion of the Board.

The key provisions of the Employment Agreement are qualified in their entirety by reference to the full Employment Agreement, which may be found as Exhibit 10.1 hereto and is incorporated by reference herein.

The Employment Agreement contains non-competition, non-solicitation, non-disparagement and confidentiality provisions, equitable enforcement provisions, and dispute resolution provisions. To the extent that adjustment or recovery is required under applicable securities law or rules imposed under other applicable law, the Employment Agreement with Mr. Thompson provides that he will make restitution.

Mr. Thompson is entitled to payment of severance in the amount of twelve months' base salary upon termination without cause during the term of the Employment Agreement. If a change of control occurs and Mr. Thompson is terminated involuntarily within the twenty-four months prior to, or twelve months following a change of control, either with or without cause, or if Mr. Thompson voluntarily terminates his employment within thirty days of a change of control, he will be entitled to a lump sum payment of twelve months' salary (based upon his then-current rate). All change of control payments are limited in amount to avoid application of an excise tax under Internal Revenue Code Section 280G. Mr. Thompson is not entitled to payment of severance upon voluntary termination, termination for cause, termination due to disability or death.

A copy of the press release dated October 20, 2015, announcing the appointment of Mr. Thompson to the position of Chief Financial Officer is filed with this Form 8-K as Exhibit 99.1.

Certain statements contained in the attached press releases that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act.  These forward-looking statements are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These statements, which are based on certain assumptions and estimates, describe Trinity's expectations and can generally be identified by the use of the words "may," "will," "should," "could," "estimate," "expect," and similar expressions., These forward-looking statements may include statements relating to Trinity's anticipated financial performance, financial condition and credit quality, as well as any other statements that are not historical facts.

Item 9.01.	Financial Statements and Exhibits

	(d)	Exhibits
		10.1	Employment Agreement dated October 19, 2015 by and between Los Alamos National Bank and Daniel W. Thompson
		99.1	Los Alamos National Bank Press Release announcing the appointment of Daniel W. Thompson as Chief Financial Officer dated October 20, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY CAPITAL CORPORATION
Dated: October 20, 2015	By:	/s/ John S. Gulas
John S. Gulas Chief Executive Officer